Exhibit 99.1

FOR IMMEDIATE RELEASE	Media:	Investor Relations:
March 13, 2018	Gary Chapman	Ivan Marcuse
The Woodlands, TX	(281) 719-4324	(281) 719-4637
NYSE: HUN

Huntsman Acquires Demilec, a Leading North American Spray Polyurethane Foam Insulation Manufacturer

THE WOODLANDS, TX — Huntsman Corporation (NYSE: HUN) today announced the acquisition of Demilec, one of North America’s leading manufacturers and distributors of spray polyurethane foam (SPF) insulation systems for residential and commercial applications, from an affiliate of Sun Capital Partners, Inc.

Demilec has annual revenues of approximately $170 million and two manufacturing facilities located in Arlington, Texas and Boisbriand, Quebec where they produce a full suite of MDI based SPF formulations which they market directly to applicators as well as through distributors. Demilec specializes in both closed cell and open cell formulations, with a focus on products with renewable and recyclable content that are eco-friendly, bio-preferred and reduce energy consumption through highly efficient insulation properties.

Under terms of the agreement, Huntsman will pay $350 million in an all-cash transaction, funded from available liquidity. Based upon full year 2018 EBITDA estimates, this represents a purchase price multiple of approximately 11.5x or 7.5x, pro forma for synergies. The transaction is expected to close by the end of second quarter 2018.

Commenting on the acquisition, Tony Hankins, President of Huntsman’s Polyurethanes division, said: “Demilec has pioneered MDI SPF insulation and coating technologies for over 30 years, building a strong market reputation with architects, builders and designers. Demilec and the entire SPF industry has delivered strong double digit growth, which we expect to be sustained as their technology provides outstanding insulation performance in a world which is increasingly concerned with improving energy efficiency. The Demilec team will continue to be fundamental to the ongoing success of the integrated business after the transaction has closed, as we rapidly build our North American platform and aggressively expand the business into international markets.”

Peter Huntsman, Chairman, President and CEO further commented: “This bolt-on acquisition is a great fit to our core strategy to move downstream. The integration of Demilec into our Polyurethanes business offers significant synergies and delivers substantially higher and very stable margins by pulling through large amounts of upstream polymeric MDI into specialized spray foam systems. This integrated business will have greater than 25% EBITDA margins and double digit growth.”

About Huntsman:

Huntsman Corporation is a publicly traded global manufacturer and marketer of differentiated and specialty chemicals with 2017 revenues of approximately $8 billion. Our chemical products number in the thousands and are sold worldwide to manufacturers serving a broad and diverse range of consumer and industrial end markets. We operate more than 75 manufacturing, R&D and operations facilities in approximately 30 countries and employ approximately 10,000 associates within our four distinct business divisions. For more information about Huntsman, please visit the company’s website at www.huntsman.com.

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Forward-Looking Statements:

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, volatile global economic conditions, cyclical and volatile product markets, disruptions in production at manufacturing facilities, reorganization or restructuring of Huntsman’s operations, the ability to implement cost reductions and manufacturing optimization improvements in Huntsman businesses, and other financial, economic, competitive, environmental, political, legal, regulatory and technological factors. The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.